F I R S T   B U S E Y   C O R P O R A T I O N
A N N O U N C E S
2 0 2 4
F I R S T
Q U A R T E R
E A R N I N G S
Q 1  |  2 0 2 4

April 23, 2024
First Busey Corporation Announces 2024 First Quarter Earnings
CHAMPAIGN, IL – (GLOBE NEWSWIRE) – First Busey Corporation (Nasdaq: BUSE)

Net Income of $26.2 million
Diluted EPS of $0.46

FIRST QUARTER 2024 HIGHLIGHTS
•Adjusted net income1 of $26.5 million, or $0.47 per diluted common share
•Net interest margin1 increased by 5 basis points during the first quarter of 2024 to 2.79%
•Executed a two-part balance sheet repositioning expected to be both capital and earnings accretive
•Adjusted noninterest income1 of $33.9 million, or 30.9% of operating revenue2
•Record high revenue for FirsTech during the first quarter of 2024, and second-best quarter in Wealth Management division history
•Received regulatory and shareholder approvals needed to finalize the acquisition of Merchants & Manufacturers Bank Corporation and its wholly owned subsidiary Merchants & Manufacturers Bank, which was completed on April 1, 2024
•Tangible book value per common share1 of $16.84 at March 31, 2024, compared to $16.62 at December 31, 2023, and $15.14 at March 31, 2023, a year-over-year increase of 11.2%
•Tangible common equity1 increased to 8.12% of tangible assets at March 31, 2024, compared to 7.75% at December 31, 2023, and 7.05% at March 31, 2023
For additional information, please refer to the 1Q24 Earnings Investor Presentation
MESSAGE FROM OUR CHAIRMAN & CEO
First Quarter Financial Results
Net income for First Busey Corporation (“Busey,” “Company,” “we,” “us,” or “our”) was $26.2 million for the first quarter of 2024, or $0.46 per diluted common share, compared to $25.7 million, or $0.46 per diluted common share, for the fourth quarter of 2023, and $36.8 million, or $0.65 per diluted common share, for the first quarter of 2023. Adjusted net income1 was $26.5 million, or $0.47 per diluted common share, for the first quarter of 2024, compared to $29.1 million, or $0.52 per diluted common share, for the fourth quarter of 2023, and $36.8 million, or $0.65 per diluted common share, for the first quarter of 2023. Annualized return on average assets and annualized return on average tangible common equity1 were 0.88% and 11.43%, respectively, for the first quarter of 2024. Annualized adjusted return on average assets1 and annualized adjusted return on average tangible common equity1 were 0.89% and 11.56%, respectively, for the first quarter of 2024.
Pre-provision net revenue1 was $46.4 million for the first quarter of 2024, compared to $32.9 million for the fourth quarter of 2023 and $47.9 million for the first quarter of 2023. Pre-provision net revenue to average assets1 was 1.55% for the first quarter of 2024, compared to 1.06% for the fourth quarter of 2023, and 1.58% for the first quarter of 2023. The $13.5 million increase in pre-provision net revenue in the first quarter, compared to the fourth quarter, was primarily the result of a $7.5 million gain on sale of mortgage servicing rights realized in connection with our strategic two-part balance sheet repositioning completed during the first quarter of 2024, as well as a decrease of $4.2 million in noninterest expense.
Adjusted pre-provision net revenue1 was $38.6 million for the first quarter of 2024, compared to $40.2 million for the fourth quarter of 2023 and $49.5 million for the first quarter of 2023. Adjusted pre-provision net revenue to average assets1 was 1.29% for the first quarter of 2024, compared to 1.30% for the fourth quarter of 2023 and 1.64% for the first quarter of 2023.
1 See "Non-GAAP Financial Information" for a reconciliation.
2 Operating revenue consists of net interest income plus noninterest income excluding net securities gains and losses and excluding gain on sale of mortgage servicing rights.
First Busey Corporation | 2024 Q1 — 2

Our fee-based businesses continue to add revenue diversification. Total noninterest income was $35.0 million for the first quarter of 2024, compared to $31.5 million for the fourth quarter of 2023 and $31.8 million for the first quarter of 2023. Adjusted noninterest income3 was $33.9 million, or 30.9% of operating revenue4, during the first quarter of 2024, compared to $30.8 million, or 28.5% of total operating revenue, for the fourth quarter of 2023 and $32.5 million, or 27.4% of total operating revenue, for the first quarter of 2023. Wealth management fees and payment technology solutions contributed $15.5 million and $5.7 million, respectively, to our consolidated noninterest income for the first quarter of 2024, representing 60.7% of noninterest income on a combined basis.
Busey views certain non-operating items, including acquisition-related and other restructuring charges, as adjustments to net income reported under U.S. generally accepted accounting principles ("GAAP"). Non-operating pretax adjustments for acquisition and other restructuring charges in the first quarter of 2024 were $0.4 million. Busey believes that the following non-GAAP measures facilitate the assessment of its financial results and peer comparability: pre-provision net revenue, adjusted pre-provision net revenue, pre-provision net revenue to average assets, adjusted pre-provision net revenue to average assets, adjusted net income, adjusted diluted earnings per share, adjusted return on average assets, return on average tangible common equity, adjusted return on average tangible common equity, further adjusted net income, further adjusted diluted earnings per share, adjusted net interest income, adjusted net interest margin, adjusted noninterest income, adjusted noninterest expense, adjusted core expense, efficiency ratio, adjusted efficiency ratio, adjusted core efficiency ratio, tangible book value per common share, tangible common equity, tangible common equity to tangible assets, core deposits, and core deposits to total deposits. A reconciliation of these non-GAAP measures is included in tabular form at the end of this release (see "Non-GAAP Financial Information").
We have effectively managed our noninterest expense during a time of decades-high inflation and have been purposeful in our efforts to rationalize our expense base given our economic outlook and our view on the future of banking. Noninterest expense was $70.8 million in the first quarter of 2024, compared to $75.0 million in the fourth quarter of 2023 and $70.4 million in the first quarter of 2023. Adjusted noninterest expense3, which excludes the amortization of intangible assets and acquisition and restructuring related expenses, was $68.0 million in the first quarter of 2024, compared to $68.3 million in the fourth quarter of 2023 and $67.7 million in the first quarter of 2023. Throughout 2024, we expect to continue to prudently manage our expenses.
Acquisition of Merchants and Manufacturers Bank Corporation Completed April 1, 2024
Effective April 1, 2024, Busey completed its previously announced acquisition (the "Merger") of Merchants and Manufacturers Bank Corporation, an Illinois corporation (“M&M”), pursuant to an Agreement and Plan of Merger, dated November 27, 2023, between Busey and M&M (the “Merger Agreement”). Upon completion of the Merger, each share of M&M common stock converted to the right to receive, at the election of each stockholder and subject to proration and adjustment, either (1) $117.74 in cash (“Cash Election”), (2) 5.7294 shares of Busey common stock (“Share Election”), or (3) mixed consideration of $34.55 in cash and 4.0481 shares of Busey common stock (“Mixed Election”).
Most of the M&M common stockholders who submitted an election form by the election deadline made the Share Election to receive their Merger consideration solely in the form of shares of Busey common stock. As a result of the elections of M&M common stockholders, and in accordance with the proration and adjustment provisions of the Merger Agreement, the Merger consideration paid to M&M common stockholders was comprised of an aggregate of approximately 1,429,304 shares of Busey common stock and an aggregate of approximately $12.2 million in cash, allocated as follows for each share of M&M stock: (1) $117.74 in cash for the Cash Election, (2) $5.3966 in cash and 5.4668 shares of Busey common stock for the Share Election, and (3) $34.55 in cash and 4.0481 shares of Busey common stock for the Mixed Election. Pursuant to the terms of the Merger Agreement, M&M common stockholders that did not make an election or submit a properly completed election form by the election deadline of March 29, 2024, received cash consideration of $117.74 for each share of M&M common stock held. No fractional shares were issued in the Merger. Fractional shares were paid in cash at the rate of $23.32 per share.
3 See "Non-GAAP Financial Information" for a reconciliation.
4 Operating revenue consists of net interest income plus noninterest income excluding net securities gains and losses and excluding gain on sale of mortgage servicing rights.
First Busey Corporation | 2024 Q1 — 3

Busey incurred one-time acquisition-related expenses of $0.3 million in the first quarter of 2024.
Late in the second quarter of 2024, M&M Bank will be merged with and into Busey Bank (the “Bank Merger”). At the time of the Bank Merger, M&M Bank’s banking centers will become banking centers of Busey Bank, except for M&M’s banking center located at 990 Essington Rd., Joliet, Illinois, which is expected to be closed in connection with the Bank Merger. This partnership adds M&M’s Life Equity Loan® products to Busey’s existing suite of services and expands Busey’s presence in the Chicago Metropolitan Statistical Area.
Busey executed a two-part balance sheet repositioning strategy
During the first quarter of 2024, Busey sold the mortgage servicing rights on approximately $923.5 million of one- to four-family mortgage loans for an estimated pre-tax gain of $7.5 million, which enabled us to sell available-for-sale investment securities with a book value of approximately $108.2 million for a pre-tax loss of $6.8 million with no resulting impact to tangible capital.
At the time of the sale, the securities sold yielded a weighted average rate of 1.98% and had a weighted-average life of 2.3 years. Proceeds from the repositioning were deposited into an interest-bearing account at the Federal Reserve yielding 5.40%. Busey anticipates reinvesting the proceeds into higher yielding organic growth opportunities over time.
The increased net interest spread as a result of the two-part repositioning is expected to increase net interest income by approximately $3.3 million on an annualized basis and improve the net interest margin run rate by 3 basis points. In addition, execution of these transactions further bolsters Busey’s liquidity position and balance sheet flexibility, while also strengthening its capital position.
In combination, the gain generated from the sale of mortgage servicing rights and the loss generated from the sale of securities had an immediate positive impact on consolidated stockholders’ equity and book value per share. Risk-based regulatory capital ratios increased modestly as a result of the repositioning proceeds rotating into lower risk-weighted assets. Busey expects the above transactions to be accretive to capital and earnings per share in future periods.
Busey’s Conservative Banking Strategy
Busey’s financial strength is built on a long-term conservative operating approach. That focus will not change now or in the future.
The quality of our core deposit franchise is a critical value driver of our institution. Our granular deposit base continues to position us well and as of March 31, 2024, our estimated uninsured and uncollateralized deposits5 percentage was 29%, and 96.7% of our deposits were core deposits6. Our retail deposit base was comprised of more than 253,000 accounts with an average balance of $22 thousand and an average tenure of 16.6 years as of March 31, 2024. Our commercial deposit base was comprised of more than 33,000 accounts with an average balance of $98 thousand and an average tenure of 12.4 years as of March 31, 2024. We have sufficient on- and off-balance sheet liquidity to manage deposit fluctuations and the liquidity needs of our customers.
5 Estimated uninsured and uncollateralized deposits consist of account balances in excess of the $250 thousand FDIC insurance limit, less intercompany accounts and collateralized accounts (including preferred deposits).
6 See "Non-GAAP Financial Information" for a reconciliation.
First Busey Corporation | 2024 Q1 — 4

Asset quality remains strong by both Busey’s historical and current industry trends. Non-performing assets increased to $17.6 million during the first quarter of 2024, still representing only 0.15% of total assets. Busey’s results for the first quarter of 2024 include a $5.0 million provision expense for credit losses and a $0.7 million provision release for unfunded commitments. The allowance for credit losses was $91.6 million as of March 31, 2024, representing 1.21% of total portfolio loans outstanding, and 521.6% of non-performing loans. Busey recorded net charge offs of $5.2 million in the first quarter of 2024. The increase in non-performing assets and provision expense for credit losses during the first quarter of 2024, as well as the majority of the net charge-offs, were primarily in connection with a single commercial credit relationship. As of March 31, 2024, our commercial real estate loan portfolio of investor-owned office properties within Central Business District7 areas remained low at $4.7 million. Our credit performance continues to reflect our highly diversified, conservatively underwritten loan portfolio, which has been originated predominantly to established customers with tenured relationships with our company.
The strength of our balance sheet is also reflected in our capital foundation. In the first quarter of 2024, Common Equity Tier 1 and Total Capital to Risk Weighted Assets ratios8 increased to 13.45% and 17.95%, respectively. In fact, our regulatory capital ratios continue to provide a buffer of more than $540 million above levels required to be designated well-capitalized. Our Tangible Common Equity ratio9 increased to 8.12% during the first quarter of 2024, compared to 7.75% for the fourth quarter of 2023 and 7.05% for the first quarter of 2023. Busey’s tangible book value per common share9 increased to $16.84 at March 31, 2024, from $16.62 at December 31, 2023 and $15.14 at March 31, 2023, reflecting an 11.2% year-over-year increase. During the first quarter of 2024, we paid a common share dividend of $0.24.
Community Banking
Busey’s focus has always been—and will always be—on doing the right thing for our Pillars: our associates, customers, communities, and shareholders. This commitment is the defining aspect of our culture, a vision that is brought to life each day by associates throughout our organization who understand the importance of exceeding customer needs and bettering our vibrant communities. The Busey Impact Report features that purposeful action and civic responsibility. To view the latest Busey Impact Report, visit busey.com/impact.
As we build upon Busey’s forward momentum, we are grateful for the opportunities to consistently earn the business of our customers, based on the contributions of our talented associates and the continued support of our loyal shareholders. We are excited to welcome our M&M colleagues into the Busey family and feel confident that the transaction and our continued efforts will lead to attractive financial returns in future periods.

Van A. Dukeman
Chairman and Chief Executive Officer
First Busey Corporation
7 Central Business District areas within Busey’s footprint include downtown St. Louis, downtown Indianapolis, and downtown Chicago.
8 Capital ratios for the first quarter of 2024 are not yet finalized, and are subject to change.
9 See "Non-GAAP Financial Information" for a reconciliation.
First Busey Corporation | 2024 Q1 — 5

SELECTED FINANCIAL HIGHLIGHTS (unaudited)
(dollars in thousands, except per share amounts)

	Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023
EARNINGS & PER SHARE AMOUNTS
Net income	$26,225	$25,749	$36,786
Diluted earnings per common share	0.46	0.46	0.65
Cash dividends paid per share	0.24	0.24	0.24
Pre-provision net revenue[1,2]	46,373	32,909	47,918
Operating revenue[3]	109,677	107,888	118,321

Net income by operating segments:
Banking	26,492	25,164	36,835
FirsTech	86	325	(38)
Wealth Management	4,998	4,233	4,858

AVERAGE BALANCES
Cash and cash equivalents	$594,193	$608,647	$223,196
Investment securities	2,907,144	2,995,223	3,359,985
Loans held for sale	4,833	1,679	1,650
Portfolio loans	7,599,316	7,736,010	7,710,876
Interest-earning assets	10,999,903	11,229,326	11,180,562
Total assets	12,024,208	12,308,491	12,263,718

Noninterest bearing deposits	2,708,586	2,827,696	3,272,745
Interest-bearing deposits	7,330,105	7,545,234	6,637,405
Total deposits	10,038,691	10,372,930	9,910,150

Securities sold under agreements to repurchase and federal funds purchased	178,659	182,735	230,351
Interest-bearing liabilities	7,831,655	8,054,663	7,614,930
Total liabilities	10,748,484	11,106,074	11,092,899
Stockholders' equity - common	1,275,724	1,202,417	1,170,819
Tangible common equity[2]	922,710	846,948	807,465

PERFORMANCE RATIOS
Pre-provision net revenue to average assets[1,2,4]	1.55%	1.06%	1.58%
Return on average assets[4]	0.88%	0.83%	1.22%
Return on average common equity[4]	8.27%	8.50%	12.74%
Return on average tangible common equity[2,4]	11.43%	12.06%	18.48%
Net interest margin[2,5]	2.79%	2.74%	3.13%
Efficiency ratio[2]	58.13%	66.89%	56.93%
Adjusted noninterest income[2] as a % of operating revenue[3]	30.92%	28.51%	27.44%

NON-GAAP FINANCIAL INFORMATION
Adjusted pre-provision net revenue[1,2]	$38,638	$40,223	$49,504
Adjusted net income[2]	26,531	29,123	36,786
Adjusted diluted earnings per share[2]	0.47	0.52	0.65
Adjusted pre-provision net revenue to average assets[2,4]	1.29%	1.30%	1.64%
Adjusted return on average assets[2,4]	0.89%	0.94%	1.22%
Adjusted return on average tangible common equity[2,4]	11.56%	13.64%	18.48%
Adjusted net interest margin[2,5]	2.78%	2.73%	3.12%
Adjusted efficiency ratio[2]	61.70%	62.98%	56.93%
___________________________________________
1.Net interest income plus noninterest income, excluding securities gains and losses, less noninterest expense.
2.See “Non-GAAP Financial Information” for reconciliation.
3.Operating revenue consists of net interest income plus noninterest income excluding securities gains and losses and excluding gain on sale of mortgage servicing rights.
4.For quarterly periods, measures are annualized.
5.On a tax-equivalent basis, assuming a federal income tax rate of 21%.
First Busey Corporation | 2024 Q1 — 6

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(dollars in thousands, except per share amounts)

	As of
	March 31, 2024	December 31, 2023	March 31, 2023
ASSETS
Cash and cash equivalents	$591,071	$719,581	$275,569
Debt securities available for sale	1,898,072	2,087,571	2,383,550
Debt securities held to maturity	862,218	872,628	907,559
Equity securities	9,790	9,812	10,915
Loans held for sale	6,827	2,379	2,714

Commercial loans	5,606,241	5,635,048	5,815,703
Retail real estate and retail other loans	1,981,836	2,015,986	1,968,105
Portfolio loans	7,588,077	7,651,034	7,783,808

Allowance for credit losses	(91,562)	(91,740)	(91,727)
Premises and equipment	121,506	122,594	126,515
Goodwill and other intangible assets, net	351,455	353,864	361,567
Right of use asset	10,590	11,027	12,291
Other assets	539,414	544,665	571,794
Total assets	$11,887,458	$12,283,415	$12,344,555

LIABILITIES & STOCKHOLDERS' EQUITY
Liabilities
Noninterest bearing deposits	$2,784,338	$2,834,655	$3,173,783
Interest checking, savings, and money market deposits	5,598,675	5,637,227	5,478,715
Time deposits	1,577,178	1,819,274	1,148,671
Total deposits	9,960,191	10,291,156	9,801,169

Securities sold under agreements to repurchase	147,175	187,396	210,977
Short-term borrowings	—	12,000	615,881
Long-term debt	223,100	240,882	249,245
Junior subordinated debt owed to unconsolidated trusts	72,040	71,993	71,855
Lease liability	10,896	11,308	12,515
Other liabilities	191,405	196,699	184,355
Total liabilities	10,604,807	11,011,434	11,145,997

Stockholders' equity
Retained earnings	248,412	237,197	191,924
Accumulated other comprehensive income (loss)	(222,190)	(218,803)	(245,784)
Other[1]	1,256,429	1,253,587	1,252,418
Total stockholders' equity	1,282,651	1,271,981	1,198,558
Total liabilities & stockholders' equity	$11,887,458	$12,283,415	$12,344,555

SHARE AND PER SHARE AMOUNTS
Book value per common share	$23.19	$23.02	$21.68
Tangible book value per common share[2]	$16.84	$16.62	$15.14
Ending number of common shares outstanding	55,300,008	55,244,119	55,294,455
___________________________________________
1.Net balance of common stock ($0.001 par value), additional paid-in capital, and treasury stock.
2.See “Non-GAAP Financial Information” for reconciliation.
First Busey Corporation | 2024 Q1 — 7

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(dollars in thousands, except per share amounts)

	Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023
INTEREST INCOME
Interest and fees on loans	$99,325	$101,425	$89,775
Interest on investment securities	19,937	20,634	20,342
Other interest income	6,471	6,641	988
Total interest income	$125,733	$128,700	$111,105

INTEREST EXPENSE
Interest on deposits	$43,968	$45,409	$14,740
Interest on securities sold under agreements to repurchase and federal funds purchased	1,372	1,431	1,222
Interest on short-term borrowings	232	248	4,822
Interest on long-term debt	3,405	3,475	3,551
Junior subordinated debt owed to unconsolidated trusts	989	1,004	913
Total interest expense	$49,966	$51,567	$25,248

Net interest income	$75,767	$77,133	$85,857
Provision for credit losses	5,038	455	953
Net interest income after provision for credit losses	$70,729	$76,678	$84,904

NONINTEREST INCOME
Wealth management fees	$15,549	$13,715	$14,797
Fees for customer services	7,056	7,484	6,819
Payment technology solutions	5,709	5,420	5,315
Mortgage revenue	746	218	288
Income on bank owned life insurance	1,419	1,019	1,652
Net securities gains (losses)	(6,375)	761	(616)
Other noninterest income	10,896	2,899	3,593
Total noninterest income	$35,000	$31,516	$31,848

NONINTEREST EXPENSE
Salaries, wages, and employee benefits	$42,090	$42,730	$40,331
Data processing expense	6,550	6,236	5,640
Net occupancy expense	4,720	4,318	4,762
Furniture and equipment expense	1,813	1,694	1,746
Professional fees	2,253	2,574	2,058
Amortization of intangible assets	2,409	2,479	2,729
Interchange expense	1,611	1,355	1,853
FDIC insurance	1,400	1,167	1,502
Other operating expenses	7,923	12,426	9,782
Total noninterest expense	$70,769	$74,979	$70,403

Income before income taxes	$34,960	$33,215	$46,349
Income taxes	8,735	7,466	9,563
Net income	$26,225	$25,749	$36,786

SHARE AND PER SHARE AMOUNTS
Basic earnings per common share	$0.47	$0.46	$0.66
Diluted earnings per common share	$0.46	$0.46	$0.65
Average common shares outstanding	55,416,589	55,403,662	55,397,989
Diluted average common shares outstanding	56,406,500	56,333,033	56,179,606
First Busey Corporation | 2024 Q1 — 8

BALANCE SHEET STRENGTH
Our balance sheet remains a source of strength. Total assets were $11.89 billion as of March 31, 2024, compared to $12.28 billion as of December 31, 2023, and $12.34 billion as of March 31, 2023.
As has been our practice, we remain steadfast in our conservative approach to underwriting and disciplined approach to pricing, particularly given our outlook for the economy in the coming quarters, and this approach has impacted loan growth as predicted. Portfolio loans totaled $7.59 billion at March 31, 2024, compared to $7.65 billion at December 31, 2023, and $7.78 billion at March 31, 2023. The $63.0 million decline in portfolio loans during the first quarter of 2024 resulted from lower new origination volume.
Average portfolio loans were $7.60 billion for the first quarter of 2024, compared to $7.74 billion for the fourth quarter of 2023 and $7.71 billion for the first quarter of 2023. Average interest-earning assets were $11.00 billion for the first quarter of 2024, compared to $11.23 billion for the fourth quarter of 2023, and $11.18 billion for the first quarter of 2023.
Total deposits were $9.96 billion at March 31, 2024, compared to $10.29 billion at December 31, 2023, and $9.80 billion at March 31, 2023. Average deposits were $10.04 billion for the first quarter of 2024, compared to $10.37 billion for the fourth quarter of 2023 and $9.91 billion for the first quarter of 2023. Deposit fluctuations over the last several quarters were driven by a number of elements, including (1) seasonal factors, including ordinary course public fund flows and fluctuations in the normal course of business operations of certain core commercial customers, (2) the macroeconomic environment, including prevailing interest rates and anticipated future Federal Open Market Committee (“FOMC”) rate moves, as well as inflationary pressures, (3) depositors moving some funds to accounts at competitors offering above-market rates, including state-sponsored investment programs that provide rates in excess of where we can borrow in the wholesale marketplace, and (4) deposits moving within the Busey ecosystem from deposit accounts to our wealth management group. Furthermore, during the first quarter of 2024, we moved $129.7 million of wealth management client funds that had previously been swept into interest-bearing money market accounts at Busey Bank back to money market investments managed by the Wealth Management division. At the time those funds were moved, they were carrying a weighted average interest rate of 5.44%. Core deposits10 accounted for 96.7% of total deposits as of March 31, 2024. Cost of deposits was 1.76% in the first quarter of 2024, which represents an increase of 2 basis points from the fourth quarter of 2023. Excluding time deposits, Busey’s cost of deposits was 1.32% in the first quarter of 2024, an increase of 1 basis point from the fourth quarter of 2023. Spot rates on total deposit costs, including noninterest bearing deposits, decreased by 9 basis points from 1.76% at December 31, 2023, to 1.67% at March 31, 2024. Spot rates on interest bearing deposits decreased by 11 basis points from 2.43% at December 31, 2023 to 2.32% at March 31, 2024.
During the first quarter of 2024 Busey paid off its term loan, which consisted of both short-term borrowings and long-term debt. Short term borrowings were zero at March 31, 2024, compared to $12.0 million at December 31, 2023, and $615.9 million at March 31, 2023. We had no borrowings from the FHLB at the end of the fourth quarter of 2023 or the first quarter of 2024, compared to $603.9 million at the end of the first quarter of 2023. We have sufficient on- and off-balance sheet liquidity11 to manage deposit fluctuations and the liquidity needs of our customers. As of March 31, 2024, our available sources of on- and off-balance sheet liquidity totaled $6.60 billion. We increased deposit campaigns starting in the first quarter of 2023 to attract term funding and savings accounts at a lower rate than our marginal cost of funds. In addition, we instituted a company-wide incentive campaign to drive new customer account openings. New certificate of deposit production in the first quarter of 2024 had a weighted average term of 8.7 months at a rate of 3.26%, 218 basis points below our average marginal wholesale funding cost during the quarter. In total, our deposit initiatives contributed $286 million of retail deposit growth over the last twelve months. Furthermore, our balance sheet liquidity profile continues to be aided by the cash flows we expect from our relatively short-duration securities portfolio. Those cash flows were $90.1 million in the first quarter of 2024. For the remainder of 2024, cash flows from our securities portfolio are expected to be approximately $239.0 million with a current book yield of 2.04%.
10 See “Non-GAAP Financial Information” for a reconciliation.
11 On- and off-balance sheet liquidity is comprised of cash and cash equivalents, debt securities excluding those pledged as collateral, brokered deposits, and Busey’s borrowing capacity through its revolving credit facility, the FHLB, the Federal Reserve Bank, and federal funds purchased lines.
First Busey Corporation | 2024 Q1 — 9

ASSET QUALITY
Credit quality continues to be strong. Loans 30-89 days past due totaled $7.4 million as of March 31, 2024, compared to $5.8 million as of December 31, 2023, and $5.5 million as of March 31, 2023. Non-performing loans were $17.6 million as of March 31, 2024, compared to $7.8 million as of December 31, 2023, and $15.2 million as of March 31, 2023. The increase in non-performing loans during the first quarter of 2024 can be substantially attributed to a single commercial credit relationship. Continued disciplined credit management resulted in non-performing loans as a percentage of portfolio loans of 0.23% as of March 31, 2024, 0.10% as of December 31, 2023, and 0.20% as of March 31, 2023. Non-performing assets were 0.15% of total assets for first quarter of 2024, compared to 0.06% for the fourth quarter of 2023 and 0.13% for the first quarter of 2023. Our total classified assets increased to $105.4 million at March 31, 2024, from $72.3 million at December 31, 2023, and $103.9 million at March 31, 2023. Our ratio of classified assets to total capital and reserves remains low by historical standards, at 7.2% as of March 31, 2024, compared to 5.0% as of December 31, 2023, and 7.3% as of March 31, 2023.
Net charge-offs were $5.2 million for the first quarter of 2024, compared to $0.4 million for the fourth quarter of 2023, and $0.8 million for the first quarter of 2023. The increase in the first quarter of 2024 was limited to the single commercial credit relationship mentioned above. The allowance as a percentage of portfolio loans was 1.21% as of March 31, 2024, compared to 1.20% as of December 31, 2023, and 1.18% as of March 31, 2023. The allowance as a percentage of non-performing loans was 521.6% as of March 31, 2024, compared to 1,173.7% as of December 31, 2023, and 602.9% as of March 31, 2023.
Busey maintains a well-diversified loan portfolio and, as a matter of policy and practice, limits concentration exposure in any particular loan segment.

ASSET QUALITY (unaudited)
(dollars in thousands)

	As of
	March 31, 2024	December 31, 2023	March 31, 2023
Total assets	$11,887,458	$12,283,415	$12,344,555
Portfolio loans	7,588,077	7,651,034	7,783,808
Loans 30 – 89 days past due	7,441	5,779	5,472
Non-performing loans:
Non-accrual loans	17,465	7,441	14,714
Loans 90+ days past due and still accruing	88	375	500
Non-performing loans	$17,553	$7,816	$15,214
Non-performing loans, segregated by geography:
Illinois / Indiana	$13,553	$3,715	$10,416
Missouri	3,746	3,836	4,103
Florida	254	265	695
Other non-performing assets	65	125	759
Non-performing assets	$17,618	$7,941	$15,973

Allowance for credit losses	$91,562	$91,740	$91,727

RATIOS
Non-performing loans to portfolio loans	0.23%	0.10%	0.20%
Non-performing assets to total assets	0.15%	0.06%	0.13%
Non-performing assets to portfolio loans and other non-performing assets	0.23%	0.10%	0.21%
Allowance for credit losses to portfolio loans	1.21%	1.20%	1.18%
Allowance for credit losses as a percentage of non-performing loans	521.63%	1,173.75%	602.91%
First Busey Corporation | 2024 Q1 — 10

NET CHARGE OFFS (RECOVERIES) AND PROVISION EXPENSE (RELEASE) (unaudited)
(dollars in thousands)

	Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023
Net charge-offs (recoveries)	$5,216	$425	$834
Provision expense (release)	5,038	455	953
NET INTEREST MARGIN AND NET INTEREST INCOME
Net interest margin12 was 2.79% for the first quarter of 2024, compared to 2.74% for the fourth quarter of 2023 and 3.13% for the first quarter of 2023. Excluding purchase accounting accretion, adjusted net interest margin12 was 2.78% for the first quarter of 2024, compared to 2.73% in the fourth quarter of 2023 and 3.12% in the first quarter of 2023. Net interest income was $75.8 million in the first quarter of 2024, compared to $77.1 million in the fourth quarter of 2023 and $85.9 million in the first quarter of 2023.
The FOMC raised rates by a total of 525 basis points since the onset of the current FOMC tightening cycle that began in the first quarter of 2022, with no further increases during the first quarter of 2024. Rising rates initially have a positive impact on net interest margin, as assets, in particular commercial loans, reprice more quickly and to a greater extent than liabilities. As deposit and funding costs increase in response to the tightening rate cycle, and we experience deposit migration into higher cost offerings and funding alternatives, some of the net interest margin expansion is reversed, which we began to experience in the first quarter of 2023. As lower yielding securities and loans continue to mature or renew at higher current market rates, expansion in asset yields has outpaced any remaining lagged pressure on funding costs. Our deposit cost of funds peaked in the beginning of the first quarter of 2024, and we have been able to reduce interest expense by offering lower CD specials as well as applying rate management on higher exception priced non-maturity deposit products. We have also begun to benefit from recent actions taken to proactively bolster our net interest margin, including the targeted repositionings completed in both the fourth quarter of 2023 and the first quarter of 2024, the reversal of the wealth management sweep accounts, and the pay down of our outstanding term debt at the holding company. The collective benefit of these actions on a full run-rate basis will not be realized until the second quarter of 2024. Components of the 5 basis point increase in net interest margin12 during the first quarter of 2024 include:
•Increased loan portfolio yield, offset by lower average balances, contributed +5 basis points
•Increased securities loss trade interest income contributed +3 basis points
•Reduced non-maturity deposit funding costs contributed +2 basis points
•Increased time deposit funding costs contributed -2 basis points
•Reduced cash and securities portfolio yield contributed -2 basis points
•Reduced impact from swaps and decreased purchase accounting contributed -1 basis point
Based on our most recent Asset Liability Management Committee (“ALCO”) model, a +100 basis point parallel rate shock is expected to increase net interest income by 2.1% over the subsequent twelve-month period. Market competition for deposits continues and deposit betas are likely to rise marginally during the first half of 2024, which is factored into our ALCO model and margin forecast. Busey continues to evaluate off-balance sheet hedging and balance sheet restructuring strategies as well as embedding rate protection in our asset originations to provide stabilization to net interest income in lower rate environments. Time deposit specials and retail incentive campaigns continue to provide sufficient funding flows and we maintained excess earning cash levels throughout the quarter. Since the onset of the current FOMC tightening cycle that began in the first quarter of 2022, our cumulative interest-bearing non-maturity deposit beta has been 36%. Our cycle-to-date total deposit beta has been 32% through March 31, 2024. Deposit betas are calculated based on an average federal funds rate of 5.50% during the first quarter of 2024, representing no change from the average federal funds rate for the fourth quarter of 2023.
12 See “Non-GAAP Financial Information” for a reconciliation.
First Busey Corporation | 2024 Q1 — 11

NONINTEREST INCOME
Noninterest income was $35.0 million for the first quarter of 2024, as compared to $31.5 million for the fourth quarter of 2023 and $31.8 million for the first quarter of 2023. Excluding the impact of the mortgage servicing rights sale and net securities gains and losses, adjusted noninterest income13 was $33.9 million or 30.9% of operating revenue, during the first quarter of 2024, compared to $30.8 million, or 28.5% of total operating revenue, for the fourth quarter of 2023 and $32.5 million, or 27.4% of total operating revenue, for the first quarter of 2023.
Consolidated wealth management fees were $15.5 million for the first quarter of 2024, compared to $13.7 million for the fourth quarter of 2023 and $14.8 million for the first quarter of 2023. On a segment basis, Wealth Management generated $15.7 million in revenue during the first quarter of 2024, a 5.3% increase over the $14.9 million reported in the first quarter of 2023. The Wealth Management operating segment generated net income of $5.0 million in first quarter of 2024, compared to $4.2 million in the fourth quarter of 2023 and $4.9 million in the first quarter of 2023. Busey’s Wealth Management division ended the first quarter of 2024 with $12.76 billion in assets under care, compared to $12.14 billion at the end of the fourth quarter of 2023 and $11.21 billion at the end of the first quarter of 2023. Our portfolio management team continues to focus on long-term returns and managing risk in the face of volatile markets and has outperformed its blended benchmark14 over the last three and five years.
Payment technology solutions revenue was $5.7 million for the first quarter of 2024, compared to $5.4 million for the fourth quarter of 2023 and $5.3 million for the first quarter of 2023. Excluding intracompany eliminations, the FirsTech operating segment generated revenue of $6.0 million during the first quarter of 2024, compared to $5.8 million in the fourth quarter of 2023 and $5.7 million in the first quarter of 2023. First quarter of 2024 results marked a new record high reported quarterly revenue for the FirsTech operating segment. The FirsTech operating segment generated net income of $0.1 million for the first quarter of 2024, compared to $0.3 million fourth quarter of 2023 and an insignificant amount of net losses of in the first quarter of 2023.
Revenues from wealth management fees and payment technology solutions activities represented 62.7% of Busey’s adjusted noninterest income13 for the quarter ended March 31, 2024, providing a balance to spread-based revenue from traditional banking activities.
Fees for customer services were $7.1 million for the first quarter of 2024, compared to $7.5 million for fourth quarter of 2023 and $6.8 million in the first quarter of 2023.
Net securities losses were $6.4 million for the first quarter of 2024, which were comprised of $6.8 million in realized net losses as a result of our targeted balance sheet repositioning during the quarter, and $0.4 million in unrealized gains on equity securities.
Other noninterest income was $10.9 million in the first quarter of 2024, compared to $2.9 million in the fourth quarter of 2023 and $3.6 million in the first quarter of 2023. Other noninterest income for the first quarter of 2024 included $7.5 million in gains realized on the sale of mortgage servicing rights in connection with our strategic two-part balance sheet repositioning completed during the first quarter of 2024, and $1.3 million in gains on venture capital investments.
OPERATING EFFICIENCY
Noninterest expense was $70.8 million in the first quarter of 2024, compared to $75.0 million in the fourth quarter of 2023 and $70.4 million for the first quarter of 2023. The efficiency ratio13 was 58.1% for the first quarter of 2024, compared to 66.9% for the fourth quarter of 2023, and 56.9% for the first quarter of 2023. Busey remains focused on expense discipline.
13 See “Non-GAAP Financial Information” for a reconciliation.
14 The blended benchmark consists of 60% MSCI All Country World Index and 40% Bloomberg Intermediate US Government/Credit Total Return Index.
First Busey Corporation | 2024 Q1 — 12

Noteworthy components of noninterest expense are as follows:
•Salaries, wages, and employee benefits expenses were $42.1 million in the first quarter of 2024, compared to $42.7 million in the fourth quarter of 2023 and $40.3 million in the first quarter of 2023. Busey recorded $0.1 million of non-operating salaries, wages, and employee benefit expenses in the first quarter of 2024, compared to $3.8 million in the fourth quarter of 2023 and none in the first quarter of 2023. Our associate-base consisted of 1,464 full-time equivalents as of March 31, 2024, compared to 1,479 as of December 31, 2023, and 1,473 as of March 31, 2023.
•Data processing expense was $6.6 million in the first quarter of 2024, compared to $6.2 million in the fourth quarter of 2023 and $5.6 million in the first quarter of 2023. Busey recorded $0.1 million of non-operating data processing expenses in the first quarter of 2024, compared to none in the fourth and first quarters of 2023. Busey continues to make investments in technology enhancements and continues to experience inflation-driven price increases.
•Professional fees were $2.3 million in the first quarter of 2024, compared to $2.6 million in the fourth quarter of 2023 and $2.1 million in the first quarter of 2023. Busey recorded $0.1 million of non-operating professional fees in the first quarter of 2024, as compared to $0.4 million in the fourth quarter of 2023 and none in the first quarter of 2023.
•Amortization of intangible assets was $2.4 million in the first quarter of 2024, compared to $2.5 million in the fourth quarter of 2023 and $2.7 million in the first quarter of 2023.
•FDIC insurance expense was $1.4 million in the first quarter of 2024, compared to $1.2 million in the fourth quarter of 2023 and $1.5 million in the first quarter of 2023.
•Other operating expenses were $7.9 million for the first quarter of 2024, compared to $12.4 million in the fourth quarter of 2023 and $9.8 million in the first quarter of 2023. In connection with Busey’s adoption of ASU 2023-02 on January 1, 2024, Busey began recording amortization of New Markets Tax Credits as income tax expense instead of other operating expense, which resulted in a decrease to other operating expenses of $2.3 million compared to the fourth quarter of 2023, and $2.2 million compared to the first quarter of 2023. Further changes in other operating expenses are attributable to multiple items, including the provision for unfunded commitments, sales of other real estate owned, marketing, and business development expenses.
Busey's effective tax rate for the first quarter of 2024 was 25.0%, which was lower than the combined federal and state statutory rate of approximately 28.0% due to tax exempt interest income, such as municipal bond interest, bank owned life insurance income, and investments in various federal and state tax credits. The effective tax rate was higher in the first quarter of 2024 compared to previous quarters due to the adoption of ASU 2023-02 in January 2024. ASU 2023-02 allows entities to elect to account for equity investments made primarily for the purpose of receiving income tax credits using the proportional amortization method, regardless of the tax credit program through which the investment earns income tax credits if certain conditions are met. The proportional amortization method results in the cost of the investment being amortized in proportion to the income tax credits and other income tax benefits received, with the amortization of the investment and the income tax credits being presented net in the income statement as a component of income tax expense as opposed to being presented on a gross basis on the income statement as a component of noninterest expense and income tax expense.
CAPITAL STRENGTH
Busey's strong capital levels, coupled with its earnings, have allowed the Company to provide a steady return to its stockholders through dividends. On April 26, 2024, Busey will pay a cash dividend of $0.24 per common share to stockholders of record as of April 19, 2024. Busey has consistently paid dividends to its common stockholders since the bank holding company was organized in 1980.
First Busey Corporation | 2024 Q1 — 13

As of March 31, 2024, Busey continued to exceed the capital adequacy requirements necessary to be considered “well-capitalized” under applicable regulatory guidelines. Busey’s Common Equity Tier 1 ratio is estimated15 to be 13.45% at March 31, 2024, compared to 13.09% at December 31, 2023, and 12.18% at March 31, 2023. Our Total Capital to Risk Weighted Assets ratio is estimated15 to be 17.95% at March 31, 2024, compared to 17.44% at December 31, 2023, and 16.40% at March 31, 2023.
Busey’s tangible common equity16 was $937.6 million at March 31, 2024, compared to $925.0 million at December 31, 2023, and $845.3 million at March 31, 2023. Tangible common equity16 represented 8.12% of tangible assets at March 31, 2024, compared to 7.75% at December 31, 2023, and 7.05% at March 31, 2023. Busey’s tangible book value per common share16 increased to $16.84 at March 31, 2024, from $16.62 at December 31, 2023 and $15.14 at March 31, 2023, reflecting an 11.2% year-over-year increase. The ratios of tangible common equity to tangible assets16 and tangible book value per common share have been impacted by the fair market valuation adjustment of Busey’s securities portfolio as a result of the current rate environment, which is reflected in the accumulated other comprehensive income (loss) component of shareholder’s equity.
1Q24 EARNINGS INVESTOR PRESENTATION
For additional information on Busey’s financial condition and operating results, please refer to the 1Q24 Earnings Investor Presentation furnished via Form 8-K on April 23, 2024, in connection with this earnings release.
15 Capital ratios for the first quarter of 2024 are not yet finalized, and are subject to change.
16 See “Non-GAAP Financial Information” for a reconciliation.
First Busey Corporation | 2024 Q1 — 14

CORPORATE PROFILE
As of March 31, 2024, First Busey Corporation (Nasdaq: BUSE) was a $11.89 billion financial holding company headquartered in Champaign, Illinois.
Busey Bank, a wholly-owned bank subsidiary of First Busey Corporation, had total assets of $11.86 billion as of March 31, 2024, and is headquartered in Champaign, Illinois. Busey Bank currently has 58 banking centers, with 21 in Central Illinois markets, 13 in suburban Chicago markets, 20 in the St. Louis Metropolitan Statistical Area, three in Southwest Florida, and one in Indianapolis. More information about Busey Bank can be found at busey.com.
Through Busey’s Wealth Management division, the Company provides a full range of asset management, investment, brokerage, fiduciary, philanthropic advisory, tax preparation, and farm management services to individuals, businesses, and foundations. Assets under care totaled $12.76 billion as of March 31, 2024. More information about Busey’s Wealth Management services can be found at busey.com/wealth-management.
Busey Bank’s wholly-owned subsidiary, FirsTech, specializes in the evolving financial technology needs of small and medium-sized businesses, highly regulated enterprise industries, and financial institutions. FirsTech provides comprehensive and innovative payment technology solutions, including online, mobile, and voice-recognition bill payments; money and data movement; merchant services; direct debit services; lockbox remittance processing for payments made by mail; and walk-in payments at retail agents. Additionally, FirsTech simplifies client workflows through integrations enabling support with billing, reconciliation, bill reminders, and treasury services. More information about FirsTech can be found at firstechpayments.com.
For the first time, Busey was named among the World’s Best Banks for 2024 by Forbes, earning a spot on the list among 68 U.S. banks and 403 worldwide. Additionally, Busey Bank was honored to be named among America’s Best Banks by Forbes magazine for the third consecutive year. Ranked 40th overall in 2024, Busey was the second-ranked bank headquartered in Illinois of the six that made this year’s list and the highest-ranked of those with more than $10 billion in assets. Busey is humbled to be named among the 2023 Best Banks to Work For by American Banker, the 2023 Best Places to Work in Money Management by Pensions and Investments, the 2023 Best Places to Work in Illinois by Daily Herald Business Ledger, and the 2023 Best Companies to Work For in Florida by Florida Trend magazine. We are honored to be consistently recognized globally, nationally and locally for our engaged culture of integrity and commitment to community development.
For more information about us, visit busey.com.
Category: Financial
Source: First Busey Corporation
Contacts:
Jeffrey D. Jones, Chief Financial Officer
217-365-4130
First Busey Corporation | 2024 Q1 — 15

NON-GAAP FINANCIAL INFORMATION
This earnings release contains certain financial information determined by methods other than GAAP. Management uses these non-GAAP measures, together with the related GAAP measures, in analysis of Busey’s performance and in making business decisions, as well as for comparison to Busey’s peers. Busey believes the adjusted measures are useful for investors and management to understand the effects of certain non-core and non-recurring noninterest items and provide additional perspective on Busey’s performance over time.
Below is a reconciliation to what management believes to be the most directly comparable GAAP financial measures—specifically, net interest income, total noninterest income, net security gains and losses, and total noninterest expense in the case of pre-provision net revenue, adjusted pre-provision net revenue, pre-provision net revenue to average assets, and adjusted pre-provision net revenue to average assets; net income in the case of adjusted net income, adjusted diluted earnings per share, adjusted return on average assets, average tangible common equity, return on average tangible common equity, adjusted return on average tangible common equity; net income and net security gains and losses in the case of further adjusted net income and further adjusted diluted earnings per share; net interest income in the case of adjusted net interest income and adjusted net interest margin; net interest income, total noninterest income, and total noninterest expense in the case of adjusted noninterest income, adjusted noninterest expense, noninterest expense excluding non-operating adjustments, adjusted core expense, efficiency ratio, adjusted efficiency ratio, and adjusted core efficiency ratio; total assets and goodwill and other intangible assets in the case of tangible assets; total stockholders’ equity in the case of tangible book value per common share; total assets and total stockholders’ equity in the case of tangible common equity and tangible common equity to tangible assets; and total deposits in the case of core deposits and core deposits to total deposits.
These non-GAAP disclosures have inherent limitations and are not audited. They should not be considered in isolation or as a substitute for operating results reported in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Tax effected numbers included in these non-GAAP disclosures are based on estimated statutory rates or effective rates as appropriate.
First Busey Corporation | 2024 Q1 — 16

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Unaudited)

Pre-Provision Net Revenue, Adjusted Pre-Provision Net Revenue, Pre-Provision Net Revenue to Average Assets, and Adjusted Pre-Provision Net Revenue to Average Assets
(dollars in thousands)

		Three Months Ended
		March 31, 2024	December 31, 2023	March 31, 2023
PRE-PROVISION NET REVENUE
Net interest income		$75,767	$77,133	$85,857
Total noninterest income		35,000	31,516	31,848
Net security (gains) losses		6,375	(761)	616
Total noninterest expense		(70,769)	(74,979)	(70,403)
Pre-provision net revenue		46,373	32,909	47,918
Non-GAAP adjustments:
Acquisition and other restructuring expenses		408	4,237	—
Provision for unfunded commitments		(678)	818	(635)
Amortization of New Markets Tax Credits		—	2,259	2,221
Gain on sale of mortgage service rights		(7,465)	—	—
Adjusted pre-provision net revenue		$38,638	$40,223	$49,504

Pre-provision net revenue, annualized	[a]	$186,511	$130,563	$194,334
Adjusted pre-provision net revenue, annualized	[b]	155,401	159,580	200,766
Average total assets	[c]	12,024,208	12,308,491	12,263,718

Reported: Pre-provision net revenue to average assets[1]	[a÷c]	1.55%	1.06%	1.58%
Adjusted: Pre-provision net revenue to average assets[1]	[b÷c]	1.29%	1.30%	1.64%
___________________________________________
1.Annualized measure.
First Busey Corporation | 2024 Q1 — 17

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Unaudited)

Adjusted Net Income, Adjusted Diluted Earnings Per Share, Adjusted Return on Average Assets, Average Tangible Common Equity, Return on Average Tangible Common Equity, and Adjusted Return on Average Tangible Common Equity
(dollars in thousands, except per share amounts)

		Three Months Ended
		March 31, 2024	December 31, 2023	March 31, 2023
NET INCOME ADJUSTED FOR NON-OPERATING ITEMS
Net income	[a]	$26,225	$25,749	$36,786
Non-GAAP adjustments:
Acquisition expenses:
Data processing		100	—	—
Professional fees, occupancy, furniture and fixtures, and other		185	266	—
Other restructuring expenses:
Salaries, wages, and employee benefits		123	3,760	—
Professional fees, occupancy, furniture and fixtures, and other		—	211	—
Related tax benefit[1]		(102)	(863)	—
Adjusted net income	[b]	$26,531	$29,123	$36,786

DILUTED EARNINGS PER SHARE
Diluted average common shares outstanding	[c]	56,406,500	56,333,033	56,179,606

Reported: Diluted earnings per share	[a÷c]	$0.46	$0.46	$0.65
Adjusted: Diluted earnings per share	[b÷c]	$0.47	$0.52	$0.65

RETURN ON AVERAGE ASSETS
Net income, annualized	[d]	$105,476	$102,156	$149,188
Adjusted net income, annualized	[e]	106,707	115,542	149,188
Average total assets	[f]	12,024,208	12,308,491	12,263,718

Reported: Return on average assets[2]	[d÷f]	0.88%	0.83%	1.22%
Adjusted: Return on average assets[2]	[e÷f]	0.89%	0.94%	1.22%

RETURN ON AVERAGE TANGIBLE COMMON EQUITY
Average common equity		$1,275,724	$1,202,417	$1,170,819
Average goodwill and other intangible assets, net		(353,014)	(355,469)	(363,354)
Average tangible common equity	[g]	$922,710	$846,948	$807,465

Reported: Return on average tangible common equity[2]	[d÷g]	11.43%	12.06%	18.48%
Adjusted: Return on average tangible common equity[2]	[e÷g]	11.56%	13.64%	18.48%
___________________________________________
1.Tax benefits were calculated by multiplying acquisition expenses and other restructuring expenses by the effective tax rate for each period. Effective tax rates used in this calculation were 25.0% for the three months ended March 31, 2024, 20.4% for the three months ended December 31, 2023, and 20.6% for the three months ended March 31, 2023.
2.Annualized measure.
First Busey Corporation | 2024 Q1 — 18

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Unaudited)

Further Adjusted Net Income and Further Adjusted Diluted Earnings Per Share
(dollars in thousands, except per share amounts)

		Three Months Ended
		March 31, 2024	December 31, 2023	March 31, 2023
Adjusted net income[1]	[a]	$26,531	$29,123	$36,786
Further non-GAAP adjustments:
Net securities (gains) losses		6,375	(761)	616
Gain on sale of mortgage servicing rights		(7,465)	—	—
Tax effect for further non-GAAP adjustments[2]		272	171	(127)
Tax effected further non-GAAP adjustments[3]		(818)	(590)	489
Further adjusted net income[3]	[b]	$25,713	$28,533	$37,275

Diluted average common shares outstanding	[c]	56,406,500	56,333,033	56,179,606

Adjusted: Diluted earnings per share	[a÷c]	$0.47	$0.52	$0.65
Further Adjusted: Diluted earnings per share[3]	[b÷c]	$0.46	$0.51	$0.66
___________________________________________
1.Adjusted net income is a non-GAAP measure. See the table on the previous page for a reconciliation to the nearest GAAP measure.
2.Tax effects for further non-GAAP adjustments were calculated by multiplying further non-GAAP adjustments by the effective income tax rates for the periods indicated. Effective tax rates were 25.0%, 22.5%, and 20.6% for the three months ended March 31, 2024, December 31, 2023, and March 31, 2023, respectively.
3.Tax-effected measure.

Adjusted Net Interest Income and Adjusted Net Interest Margin
(dollars in thousands)

		Three Months Ended
		March 31, 2024	December 31, 2023	March 31, 2023
Net interest income		$75,767	$77,133	$85,857
Non-GAAP adjustments:
Tax-equivalent adjustment[1]		449	501	558
Tax-equivalent net interest income		76,216	77,634	86,415
Purchase accounting accretion related to business combinations		(204)	(384)	(403)
Adjusted net interest income		$76,012	$77,250	$86,012

Tax-equivalent net interest income, annualized	[a]	$306,539	$308,004	$350,461
Adjusted net interest income, annualized	[b]	305,719	306,481	348,826
Average interest-earning assets	[c]	10,999,903	11,229,326	11,180,562

Reported: Net interest margin[2]	[a÷c]	2.79%	2.74%	3.13%
Adjusted: Net interest margin[2]	[b÷c]	2.78%	2.73%	3.12%
___________________________________________
1.Tax-equivalent adjustments were calculated using an estimated federal income tax rate of 21%, applied to non-taxable interest income on investments and loans.
2.Annualized measure.
First Busey Corporation | 2024 Q1 — 19

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Unaudited)

Noninterest Expense Excluding Amortization of Intangible Assets, Adjusted Noninterest Expense,
Adjusted Core Expense, Noninterest Expense Excluding Non-operating Adjustments,
Efficiency Ratio, Adjusted Efficiency Ratio, and Adjusted Core Efficiency Ratio
(dollars in thousands)

		Three Months Ended
		March 31, 2024	December 31, 2023	March 31, 2023
Net interest income		$75,767	$77,133	$85,857
Non-GAAP adjustments:
Tax-equivalent adjustment[1]		449	501	558
Tax-equivalent net interest income	[a]	76,216	77,634	86,415

Total noninterest income		35,000	31,516	31,848
Non-GAAP adjustments:
Net security (gains) losses		6,375	(761)	616
Noninterest income excluding net securities gains and losses	[b]	41,375	30,755	32,464
Further adjustments:
Gain on sale of mortgage servicing rights		(7,465)	—	—
Adjusted noninterest income	[c]	$33,910	$30,755	$32,464

Tax-equivalent revenue	[d = a+b]	$117,591	$108,389	$118,879
Adjusted Tax-equivalent revenue	[e = a+c]	$110,126	$108,389	$118,879

Total noninterest expense		$70,769	$74,979	$70,403
Non-GAAP adjustments:
Amortization of intangible assets	[f]	(2,409)	(2,479)	(2,729)
Noninterest expense excluding amortization of intangible assets	[g]	68,360	72,500	67,674
Non-operating adjustments:
Salaries, wages, and employee benefits		(123)	(3,760)	—
Data processing		(100)	—	—
Professional fees, occupancy, furniture and fixtures, and other		(185)	(477)	—
Adjusted noninterest expense	[h]	67,952	68,263	67,674
Provision for unfunded commitments		678	(818)	635
Amortization of New Markets Tax Credits		—	(2,259)	(2,221)
Adjusted core expense	[i]	$68,630	$65,186	$66,088

Noninterest expense, excluding non-operating adjustments	[h-f]	$70,361	$70,742	$70,403

Reported: Efficiency ratio	[g÷d]	58.13%	66.89%	56.93%
Adjusted: Efficiency ratio	[h÷e]	61.70%	62.98%	56.93%
Adjusted: Core efficiency ratio	[i÷e]	62.32%	60.14%	55.59%
___________________________________________
1.Tax-equivalent adjustments were calculated using an estimated federal income tax rate of 21%, applied to non-taxable interest income on investments and loans.
First Busey Corporation | 2024 Q1 — 20

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Unaudited)

Tangible Book Value and Tangible Book Value Per Common Share
(dollars in thousands, except per share amounts)

		As of
		March 31, 2024	December 31, 2023	March 31, 2023
Total stockholders' equity		$1,282,651	$1,271,981	$1,198,558
Non-GAAP adjustments:
Goodwill and other intangible assets, net		(351,455)	(353,864)	(361,567)
Tangible book value	[a]	$931,196	$918,117	$836,991

Ending number of common shares outstanding	[b]	55,300,008	55,244,119	55,294,455

Tangible book value per common share	[a÷b]	$16.84	$16.62	$15.14

Tangible Assets, Tangible Common Equity, and Tangible Common Equity to Tangible Assets
(dollars in thousands)

		As of
		March 31, 2024	December 31, 2023	March 31, 2023
Total assets		$11,887,458	$12,283,415	$12,344,555
Non-GAAP adjustments:
Goodwill and other intangible assets, net		(351,455)	(353,864)	(361,567)
Tax effect of other intangible assets[1]		6,434	6,888	8,335
Tangible assets[2]	[a]	$11,542,437	$11,936,439	$11,991,323

Total stockholders' equity		$1,282,651	$1,271,981	$1,198,558
Non-GAAP adjustments:
Goodwill and other intangible assets, net		(351,455)	(353,864)	(361,567)
Tax effect of other intangible assets[1]		6,434	6,888	8,335
Tangible common equity[2]	[b]	$937,630	$925,005	$845,326

Tangible common equity to tangible assets[2]	[b÷a]	8.12%	7.75%	7.05%
___________________________________________
1.Net of estimated deferred tax liability, calculated using the estimated statutory tax rate of 28%.
2.Tax-effected measure.
First Busey Corporation | 2024 Q1 — 21

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Unaudited)

Core Deposits, Core Deposits to Total Deposits, and Portfolio Loans to Core Deposits
(dollars in thousands)

		As of
		March 31, 2024	December 31, 2023	March 31, 2023
Portfolio loans	[a]	$7,588,077	$7,651,034	$7,783,808

Total deposits	[b]	$9,960,191	$10,291,156	$9,801,169
Non-GAAP adjustments:
Brokered transaction accounts		(6,001)	(6,001)	(6,005)
Time deposits of $250,000 or more		(326,795)	(386,286)	(200,898)
Core deposits	[c]	$9,627,395	$9,898,869	$9,594,266

RATIOS
Core deposits to total deposits	[c÷b]	96.66%	96.19%	97.89%
Portfolio loans to core deposits	[a÷c]	78.82%	77.29%	81.13%
First Busey Corporation | 2024 Q1 — 22

SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS
This document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to Busey’s financial condition, results of operations, plans, objectives, future performance, and business. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of Busey’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and Busey undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond Busey’s ability to control or predict, could cause actual results to differ materially from those in any forward-looking statements. These factors include, among others, the following: (1) the strength of the local, state, national, and international economy (including effects of inflationary pressures and supply chain constraints); (2) the economic impact of any future terrorist threats or attacks, widespread disease or pandemics, or other adverse external events that could cause economic deterioration or instability in credit markets (including Russia’s invasion of Ukraine and the Israeli-Palestinian conflict); (3) changes in state and federal laws, regulations, and governmental policies concerning Busey's general business (including changes in response to the failures of other banks or as a result of the upcoming 2024 presidential election); (4) changes in accounting policies and practices; (5) changes in interest rates and prepayment rates of Busey’s assets (including the impact of the significant rate increases by the Federal Reserve since 2022); (6) increased competition in the financial services sector (including from non-bank competitors such as credit unions and fintech companies) and the inability to attract new customers; (7) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (8) the loss of key executives or associates; (9) changes in consumer spending; (10) unexpected results of acquisitions (including the acquisition of Merchants and Manufacturers Bank Corporation); (11) unexpected outcomes of existing or new litigation, investigations, or inquiries involving Busey (including with respect to Busey’s Illinois franchise taxes); (12) fluctuations in the value of securities held in Busey’s securities portfolio; (13) concentrations within Busey’s loan portfolio, large loans to certain borrowers, and large deposits from certain clients; (14) the concentration of large deposits from certain clients who have balances above current FDIC insurance limits and may withdraw deposits to diversify their exposure; (15) the level of non-performing assets on Busey’s balance sheets; (16) interruptions involving information technology and communications systems or third-party servicers; (17) breaches or failures of information security controls or cybersecurity-related incidents; and (18) the economic impact of exceptional weather occurrences such as tornadoes, hurricanes, floods, blizzards, and droughts. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.
Additional information concerning Busey and its business, including additional factors that could materially affect Busey’s financial results, is included in Busey’s filings with the Securities and Exchange Commission.
First Busey Corporation | 2024 Q1 — 23

First Busey Corporation
100 W. University Ave., Champaign, IL 61820
NASDAQ: BUSE
Busey 2024 | All Rights Reserved
Busey’s Financial Suite of Services

Member FDIC	busey.com